                       CONSENT OF INDEPENDENT AUDITORS





The Gabelli Global Telecommunications Fund,
The Gabelli Global Opportunity Fund,
The Gabelli Global Interactive Couch Potato(R) Fund,
The Gabelli Global Convertible Securities Fund, each a Series of Gabelli Global Series Fund, Inc.


We hereby consent to the incorporation by reference in Post-Effective Amendment No. 10 to Registration Statement No. 33-66262 on Form N-1A of our Report of Independent Auditors dated February 19, 1999, accompanying the financial statements.

We also consent to the use of our name under the headings "Financial Highlights" and "Independent Auditors" in the Prospectus, and "Counsel and Independent Auditors" in the Statement of Additional Information, which is also part of such Registration Statement.



                                                   /s/ GRANT THORNTON LLP
                                                   ----------------------

New York, New York
April 28, 1999